CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer SteelPath Panoramic Fund:

We consent to the use of the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Oppenheimer SteelPath Panoramic Fund.

KPMG LLP

Denver, Colorado

September 23, 2016